Orion Engineered Carbons Provides Shareholders Option to Attend
2020 Annual General Meeting of Shareholders by Teleconference

HOUSTON, May 27, 2020 /Business Wire/ -- Orion Engineered Carbons S.A. (NYSE: OEC) today announced that, due to the public health concerns relating to the coronavirus (COVID-19) pandemic, and to protect the health and well-being of its shareholders and employees, its 2020 Annual General Meeting of Shareholders (the “Annual General Meeting”) will now also be held by teleconference, in addition to its prior announced physical location, at 2:00 p.m. CET on June 30, 2020.

The dial-in information for participation in the Annual General Meeting by teleconference will be published on our website at https://investor.orioncarbons.com one week prior to the Annual General Meeting date. You may ask questions to the Board of Directors until 11:59 p.m. CET on June 24, 2020 by sending an e-mail to investor-relations@orioncarbons.com together with a proof of your shareholding. The Board of Directors will respond at the Annual General Meeting to questions duly submitted by shareholders. It will not be possible to raise questions and vote shares during the meeting if you participate via teleconference and we encourage you therefore to vote your common shares prior to the Annual General Meeting.

The Company will still host the Annual General Meeting at its office located at 6, Route de Trèves, L-2633 Senningerberg (Municipality of Niederanven), Grand Duchy of Luxembourg on Tuesday, June 30, 2020, at 2:00 p.m. CET. The Company urges shareholders to carefully consider the personal and community health risks associated with attending in person in light of COVID-19.

As described in the proxy materials for the Annual General Meeting previously distributed, you are entitled to participate in the Annual General Meeting if you were a shareholder as of the close of business on April 23, 2020, the record date.

Whether or not you plan to attend the Annual General Meeting, we urge you to vote and submit your proxy in advance of the meeting by one of the methods described in the proxy materials for the Annual General Meeting

About Orion Engineered Carbons S.A.

Orion is a worldwide supplier of Carbon Black. Orion group produces a broad range of Carbon Blacks that include high-performance Specialty Gas Blacks, Acetylene Blacks, Furnace Blacks, Lamp Blacks, Thermal Blacks and other Carbon Blacks that tint, colorize and enhance the performance of polymers, plastics, paints and coatings, inks and toners, textile fibers, adhesives and sealants, tires, and mechanical rubber goods such as automotive belts and hoses. Orion runs 14 global production sites. The group has approximately 1,450 employees worldwide. For more information please visit the Orion website www.orioncarbons.com.

Orion Engineered Carbons S.A.
Investor Relations
Wendy Wilson, +1 281-974-0155
Investor-Relations@orioncarbons.com